UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2015

INTERCORE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-54012 (Commission File Number)	27-2506234 (I.R.S. Employer Identification No.)

1615 South Congress Avenue - Suite 103 Delray Beach, FL 33445 (Address of principal executive offices) (zip code)

(561) 900-3709 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01 Other Events

On April 7, 2015, based on confidential staff reports of the potential misuse of funds by certain members of the senior management team of InterCore Canada Research Inc. ("ICR"), (formerly SRG International, Inc., and one of InterCore, Inc.’s wholly-owned Canadian subsidiaries), our Board of Directors took action with respect to ICR which resulted in the filing of a Notice of Intent to make a proposal pursuant to the provisions of the Canadian Bankruptcy and Insolvency Act. In connection with this action, InterCore, Inc., as ICR's sole shareholder, placed ICR’s corporate and business decisions, as well as day-to-day operations, under the direct control of InterCore’s executive management team. These immediate actions were taken to protect ICR’s assets and protect our shareholder value while allowing that subsidiary to continue its operations while being firmly under the control of our Board of Directors and executive management team with the assistance and protection of the Canadian legal system.

While we investigate these allegations, our main product line, DADS™ (Driver Alertness Detection System™), remains in the control of InterCore, Inc., the Delaware parent corporation. The anticipated pilot programs and international launch of DADS in the near future are not expected to be affected by this filing in Canada.

InterCore Development Canada, Inc., also a wholly-owned Canadian subsidiary, is not affected by the actions taken with respect to ICR and will, along with our key technical, sales, and marketing employees, provide any available support in furtherance of the commercialization of DADS and DADS-related products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 13, 2015	InterCore, Inc.
a Delaware corporation
/s/ James F. Groelinger

By: James F. Groelinger
Its: Chief Executive Officer